CHINA-BIOTICS, INC.
EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into by and between China-Biotics, Inc., a Delaware corporation (the “Company”), and Tao (Travis) CAI (the “Employee”), effective as of January 16, 2011 (the “Effective Date”).  Based upon the consideration of the mutual covenants herein contained, and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto agree as follows:

1.           Employment.

1.1           The Company hereby employs and the Employee agrees to be employed, as Chief Financial Officer of the Company.  The Employee will report to the Company’s Chief Executive Officer, Mr. Song Jinan, or his designee(s) and will perform such services and duties as may be assigned from time to time.  The Employee shall comply with all rules, policies, and procedures of the Company, as modified from time to time, including, without limitation, rules, and procedures set forth in the Company’s employee handbook, as adopted and modified from time to time at the Company’s sole discretion. The Employee shall perform all of the Employee’s responsibilities in complete compliance with all applicable laws.  The Company may, in its discretion, modify the Employee’s duties, title, and assignment.  If requested by the stockholders of the Company to do so, the Employee shall serve on the Board of Directors of the Company (the “Board”) for no consideration other than that provided for in this Agreement.

1.2           The Employee agrees to devote all time that is necessary to execute and complete the Employee’s duties to the Company.  During the time necessary to execute the Employee’s duties, the Employee agrees to devote Employee’s full and undivided time, energy, knowledge, skill, and ability to the Company’s business, to the exclusions of all other business and sideline interests.  In no event will the Employee allow other activities to conflict or interfere with the Employee’s duties to the Company.  The Employee agrees to perform all duties faithfully and diligently and to the best of the Employee’s ability.  The Employee recognizes that the services to be rendered under this Agreement require certain training, skills, and experience, and that this Agreement is entered into for the purpose of obtaining such service for the Company.  The Employee agrees to provide the Company with any information that the Employee possesses and that will be of benefit to the Company, unless providing such information would violate a third party’s rightful claim of ownership, or unless such information is subject to an ongoing obligation of confidentiality to any third party, particularly any prior employers of the Employee.  The Employee agrees to conduct himself in a way that will be a credit to the reputation and interests of the Company and its Affiliates, to perform the Employee’s duties in a careful, safe, loyal and prudent manner, and to otherwise fulfill all fiduciary and other duties the Employee has to the Company. For the purposes of this Agreement, “Affiliates” means any entity currently existing or subsequently formed that directly or indirectly controls, is controlled by, or is under common control with the Company, whether by contract, through the ownership of voting securities or otherwise.

1.3           The Employee’s initial base of operations shall be the Company’s offices in Shanghai, People’s Republic of China, but the Employee acknowledges and agrees that the Company may move the base of its operations, or the Employee’s primary work location, and any such move shall not violate this Agreement.  The Employee shall travel domestically or internationally as may be requested by the Company to fulfill the responsibilities of the Employee’s position.

2.           At-Will Employment. The Employee understands and agrees that the Employee’s employment with the Company shall be at will and for no specific term, and either the Employee or the Company may terminate the employment relationship at any time, with or without reason, with or without cause, notice, pre-termination warning or discipline, or other pre- or post-termination procedures of any kind, subject only to the provisions of Section 4 regarding payments upon termination. Any representations to the contrary, whether written, verbal, or implied by any Company communication, conduct, or practice, are unauthorized and void unless contained in a formal written employment contract signed by an authorized officer of the Company and the Employee.  Except as otherwise noted in this Agreement, the Employee shall not be entitled to any further compensation or benefits, other than compensation earned through the termination date of the Employee’s employment, accrued, unused vacation and vested benefits, if any exist, regardless of the reason for termination.

3.           Compensation and Benefits.  For the duration of the Employee’s employment hereunder, the Employee shall be entitled to compensation and benefits pursuant to the following subparagraphs.

3.1           Salary.  The Employee shall be paid a salary at an annual gross rate of $150,000 U.S. Dollars per year, with the actual amount paid to be prorated for the actual period of employment and payable in equal installments in accordance with the Company’s normal payroll practices, subject to appropriate deductions and withholding. The Company may, at its discretion, review the Employee’s salary from time to determine whether a change in salary shall be made; provided, however, that the decision of whether to adjust salary is at the Company’s sole discretion.

3.2           Bonus.  The Employee may participate in bonus or incentive plans adopted by the Company that are applicable to the Employee’s position, as they may be changed from time to time, but nothing herein shall require the adoption or maintenance of any such plan.  Any bonus or incentive pay shall be subject to the Employee’s satisfaction of all eligibility criteria, which would be determined by the Board, or a delegate thereof, in its sole discretion. Any bonus or incentive pay shall not be deemed earned until paid, and the Employee must be employed with the Company at the time of payment to be eligible to receive such payment.

3.3           Other Benefits.  For the duration of the Employee’s employment hereunder, the Employee will be eligible to participate in employee benefit programs established by the Company for personnel on a basis commensurate with the Employee’s position, subject to the eligibility requirements of such plans and in accordance with the Company’s policies from time to time, but nothing herein shall require the adoption or maintenance of any such plan.  The Company will reimburse the Employee in accordance with the Company’s policies and procedures for reasonable expenses necessarily incurred in the performance of duties hereunder against appropriate receipts and vouchers indicating the specific business purpose for each such expenditure.  The Employee understands that as a corporate officer, the Employee is not covered by unemployment compensation or workers’ compensation, unless otherwise specifically advised by the Board.

3.4           Withholding.  It is understood that, in connection with any compensation to be paid to the Employee, the Company may be required to withhold and pay over certain amounts for federal income tax withholding, FICA, and such other taxes as may be required by law, based on the value of the consideration received by the Employee.

3.5           Stock Options.  The Company hereby agrees that the Employee shall be eligible to receive an award of stock options subject to the terms and conditions hereinafter stated and to the terms of the applicable stock option agreement executed in connection with the grant of such award:

(a)           Grant.  The Employee shall be entitled to an award of stock options (the “Options”) to purchase an aggregate of 150,000 shares of the Company’s common stock under the 2010 Equity Incentive Plan (the “2010 Plan”).  The Options shall be evidenced by an option agreement executed by the Employee and the Company subject to the terms and provisions of the 2010 Plan and this Agreement.

(b)           Option Price.  The per share exercise price of an Option granted pursuant to this Section 3.5 shall be $14.81, which is equal to the weighted average closing price per share of the Company’s common stock on the NASDAQ Stock Exchange over the most recent two-week period prior to the Grant Date.

(c)           Vesting and Exercise.  The Options shall vest over four 12-month periods in a series of 48 successive monthly installments on the last day of each month (beginning with the calendar month including the Grant Date) as follows: During the first 12-month period, Options will vest in equal installments such that on the one-year anniversary of the Grant Date, 20% of the Options shall be fully vested.  During the second 12-month period, Options will vest in equal installments such that on the two-year anniversary of the Grant Date, an additional 20% of the Options shall be fully vested.  During the third 12-month period, Options will vest in equal installments such that on the three-year anniversary of the Grant Date, an additional 30% of the Options shall be fully vested.  During the fourth 12-month period, Options will vest in equal installments such that on the four-year anniversary of the Grant Date, an additional 30% of the Options shall be fully vested; provided, however, that the Options shall not become exercisable until the 2010 Plan is approved by the Company’s stockholders at the 2010 Annual Meeting of Stockholders.

(d)           Payment.  The full consideration for any shares purchased pursuant to the Options by the Employee shall be paid in cash or on such other terms as the Employee and the Company may agree subject to the terms of the 2010 Plan.

4.           Termination.  As provided in Section 2, the Employee is employed at-will.  The Company shall have the right to terminate immediately the Employee’s services and this Agreement as specified in Section 2, subject only to the payment obligations specified below:

4.1           For Cause.  The Company shall have the right to terminate immediately the Employee’s services and this Agreement for Cause upon notice of termination. “Cause” as used herein shall mean a good faith finding by the Board that the Employee has: (i) engaged in conduct that constitutes gross malfeasance of office, flagrant disloyalty to the Company, dishonesty, fraud, theft, or unprofessional conduct; (ii) failed to perform assigned job duties or willfully or repeatedly failed to carry out the reasonable directions of the Board or its designee; (iii) engaged in conduct in clear violation of material policies of the Company; (iv) been convicted of or entered a plea of nolo contendere to, or engaged in conduct constituting a felony or crime involving fraud, embezzlement or any other act or moral turpitude; (v) breached the terms of this Agreement or the Confidential Information Agreement (defined below); or (vi) done any other thing that would constitute cause under the laws of Washington. Upon termination of the Employee’s employment hereunder for Cause, or in the event that the Employee terminates the Employee’s employment without Good Reason (defined below), all compensation described herein shall cease as of the termination date, and the Employee shall have no rights to any other compensation or payments, other than salary earned on or prior to the termination date of the Employee’s employment, accrued, unused vacation, and vested benefits, if any exist, which vested benefits shall be handled in accordance with their controlling plans and documents.

4.2           Without Cause.   The Company shall have the right to terminate immediately the Employee’s services and this Agreement without Cause and without the Employee’s consent upon notice of termination, subject to the provisions of this Subsection 4.2. If the Company terminates the Employee’s employment without the Employee’s consent and without Cause, or the Employee resigns the Employee’s Employment with Good Reason (defined below), the Company shall continue to pay the Employee’s base monthly salary (at the annual rate then in effect), subject to applicable deductions and withholdings, for a period of two (2) months (“Severance Payments”).  The Severance Payments are expressly conditioned upon (a) the Employee’s execution and delivery to the Company of a separation agreement in a form acceptable to the Company, which shall include a full waiver and release of all claims by the Employee against the Company, its Affiliates, and their officers, directors, employees and agents; (b) the Employee not rescinding or revoking the separation agreement; and (c) the Employee being and remaining in full compliance with the Confidential Information Agreement (defined below).  Except as provided in this Subsection 4.2, upon termination by the Company without the Employee’s consent and without Cause, or upon resignation by the Employee for Good Reason, the Employee shall not be entitled to any further compensation, payments or severance.  The Company may, in its sole discretion, elect to issue the Severance Payments in a single, lump-sum amount.  “Good Reason” shall mean the substantial reduction of the Employee’s compensation, unless the Company makes such a reduction ratably with all other employees at similar levels of responsibility.  Notwithstanding the foregoing, the Employee’s failure to tender resignation within thirty (30) days of an event constituting Good Reason shall be deemed the Employee’s consent to the same, and the event will no longer constitute “Good Reason” under this provision.  Any resignation by the Employee that is not for Good Reason shall be deemed to be without Good Reason.  Any termination by the Company that is not for Cause, death or Total Disability (defined below), shall be deemed to be without Cause.

4.3           Death or Disability.   The Employee and the Company acknowledge that the Employee’s ability to perform the duties specified in Section 1 is of the essence of this Agreement.  This Agreement and the Employee’s employment hereunder shall terminate automatically upon the death or Total Disability of the Employee.  The term “Total Disability” as used herein shall mean the Employee’s inability (with or without such accommodation as may be required by law protecting persons with disabilities and that places no undue burden on the Company) as determined in good faith by the Board, to perform the Employee’s duties hereunder for a period or periods aggregating ninety (90) calendar days in any 12-month period as a result of physical or mental illness.  If the Employee’s employment is terminated as a result of the Employee’s death or Total Disability, this Agreement shall terminate without further obligations to the Employee, other than salary earned on or prior to the termination date of the Employee’s employment, accrued, unused vacation, and vested benefits, if any exist, which vested benefits shall be handled in accordance with their controlling plans and documents.

5.           Confidential Information and Inventions.  The Employee and the Company agree that due to the nature of the Employee’s association with the Company, the Employee has access to and has acquired, and will have access to, will acquire, and will assist in developing confidential and proprietary information relating to the business and operations of the Company and its Affiliates. The Employee acknowledges that such information is and will continue to be of central importance to the business of the Company or its Affiliates, and that disclosure of such confidential information to others or the unauthorized use of such information by others would cause substantial loss and harm to the Company or its Affiliates.  The Employee shall, as a condition of employment, execute contemporaneously with this Agreement a Confidential Information and Inventions Agreement in the form attached hereto as Exhibit A (the “Confidential Information Agreement”).

6.           Fees.  Unless otherwise agreed, the prevailing party shall be entitled to its reasonable costs and attorneys’ fees incurred in any litigation or other dispute relating to the interpretation or enforcement of this Agreement.

7.           Disclosure.  The Employee agrees fully and completely to reveal the terms of the Confidential Information Agreement to any future employer or potential employer of the Employee and authorizes the Company, at its election, to make such disclosure.

8.           Representation of Employee.  The Employee represents and warrants to the Company that the Employee is free to enter into this Agreement and that the Employee has no commitment, arrangement or understanding to or with any party that restrains or is in conflict with the Employee’s performance of the covenants, services and duties provided for in this Agreement.  The Employee agrees to indemnify the Company and to hold the Company harmless against any and all liabilities or claims arising out of any unauthorized act or acts by the Employee that, the foregoing representation and warranty to the contrary notwithstanding, violate or breach any such commitment, arrangement or understanding.

9.           Reserved.

10.           Reimbursement.  If the Employee ever possesses or controls any Company funds (including without limitation cash and travel advances, overpayments made to the Employee by the Company, amounts received by the Employee due to the Company’s error, unpaid credit or phone charges, excess sick or vacation pay, or any debt owed to the Company for any reason, including misuse or misappropriation of company assets), the Employee will remit them immediately to the Company at the address listed in Section 12 for the entire period of the Employee’s possession or control of such Company funds unless directed otherwise in writing.  At any time upon request, and at the time of Termination, even without request, the Employee shall fully and accurately account to the Company for any Company funds and other property in the Employee’s possession or control.  If the Employee fails to do so, the Employee hereby authorizes the Company (subject to any limitations under applicable law) to make appropriate deductions from any payment otherwise due the Employee (including without limitation, the Employee’s paycheck, salary, bonus, commissions, expense reimbursements and benefits), in addition to all other remedies available to the Company.

11.           Assignability.  This Agreement shall be binding upon the Employee, the Employee’s heirs, personal representatives and permitted assigns and on the Company, its successors and assigns.  During the Employee’s employment hereunder, this Agreement may not be assigned by either party without the written consent of the other; provided, however, that the Company may in its sole discretion assign its rights and obligations under this Agreement, without the Employee’s consent, to a successor by sale, merger or liquidation.

12.           Notices.  Any notice required or permitted to be given hereunder shall be sufficient if in writing, by registered or certified mail, addressed to the Employee at: No. 26, Orient Global Headquarter, Lane 118, Yonghe Road, Zhabei District, Shanghai 200072, People’s Republic of China, or such other address as the Employee may provide to the Company in writing; or addressed to the Company to the attention of its Chief Executive Officer at: No. 26, Orient Global Headquarter, Lane 118, Yonghe Road, Zhabei District, Shanghai 200072, People’s Republic of China, or such other address as may be provided in writing by the Company.  Notices to the Employee may, at the discretion of the Company, alternatively be hand delivered to the Employee.

13.           Severability.  In the event that any provision of this Agreement or compliance by any of the parties with any provision of this Agreement shall constitute a violation of any law, or be deemed unenforceable or void, then such provision, to the extent only that it is in violation of law, or is deemed void or unenforceable, shall be deemed modified to the extent necessary so that it is no longer unenforceable, void or in violation of law and shall be enforced to the fullest extent permitted by law.  If such modification is not possible, said provision, to the extent that it is in violation of law, void or unenforceable, shall be deemed severable from the remaining provisions of this Agreement, which provisions shall remain binding on the parties.

14.           Entire Agreement.  This instrument contains the entire agreement of the parties, and supersedes any prior or contemporaneous statements or understandings by or between the parties except for the Confidential Information Agreement between the parties of even date herewith.  This Agreement may be changed only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought, and any such modification on behalf of the Company must be approved by the Board.

15.           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, excluding choice of law provisions.  The parties hereby irrevocably and unconditionally agree to submit any legal action or proceeding relating to this Agreement to the non-exclusive general jurisdiction of the courts of the State of Delaware and, in any such action or proceeding, consent to jurisdiction in such courts and waive any objection to the venue in any such court.

16.           Third-Party Beneficiaries.  Affiliates of the Company are and shall be third-party beneficiaries of this Agreement.

17.           Survival.  Sections 2 and 4 through 19 shall survive the termination of this Agreement or the Employee’s employment relationship with the Company.

18.           Nonwaiver.  Failure of the Company to insist upon strict adherence to any provision of this Agreement or to enforce any provision, on one or more occasions, shall not be deemed to be a waiver of its right to enforce any provision in the future.

19.           Employee’s Recognition of Agreement.  The Employee acknowledges that the Employee has read and understood this Agreement and agrees that its terms are necessary for the reasonable and proper protection of the Company’ business.  The Employee acknowledges that the Employee has been advised by the Company that the Employee is entitled to have this Agreement reviewed by an attorney of the Employee’s selection, at the Employee’s expense, prior to signing, and that the Employee has either done so or elected to forgo that right.

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SIGNATURE PAGE
EMPLOYMENT AGREEMENT

IN WITNESS WHEREOF, the Company has caused this Employment Agreement to be executed by its duly authorized representative, and the Employee has executed this Employment Agreement as of the Effective Date.

EMPLOYEE /s/ Travis Cai	CHINA-BIOTICS, INC. /s/ Song Jinan
Tao (Travis) CAI Chief Financial Officer	Song Jinan Chief Executive Officer

EXHIBIT A

CONFIDENTIAL INFORMATION AND INVENTIONS AGREEMENT

See attached